Exhibit 12.1


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                      PACIFIC AEROSPACE & ELECTRONICS, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                                                                        Six Months Ended
                                                   Years Ended May 31                                      November 30,
                         ----------------------------------------------------------------------     -------------------------
                                1994          1995           1996           1997           1998            1997          1998
                         -----------   -----------   ------------   ------------   ------------     -----------   -----------
Income (loss)
before taxes             $    (1,098)  $    (1,652)  $     (1,066)  $      1,732   $      3,132     $     1,909   $    (8,941)

Plus fixed
charges(1)                       234           435            707            668          1,128             461         4,131

Less capitalized
interest                           -             -              -              -              -               -             -
                         -----------   -----------   ------------   ------------   ------------     -----------   -----------

Earnings (loss) for
computation
purposes                        (864)       (1,217)          (359)         2,400          4,620           2,370        (4,810)

divided by fixed
charges (1)                      234           435            707            668          1,128             461         4,131
                         -----------   -----------   ------------   ------------   ------------     -----------   -----------

Ratio of earnings
to fixed charges                   -             -              -           3.59           3.78            5.14             -
                         -----------   -----------   ------------   ------------   ------------     -----------   -----------

Deficiency of
earnings to fixed
charges                        (3.69)        (2.80)         (0.51)             -              -               -         (1.16)
                         ===========   ===========   ============   ============   ============     ===========   ===========

--------------

(1) For purposes of computing the ratio of earnings to fixed charges, earnings, represent income (loss) before taxes and fixed charges. Fixed charges consist of (a) interest, whether expensed or capitalized, (b) amortization of deferred financing costs, (c) the portion of rental expense considered to represent interest (assumed to be one-third) , and (d) exclude any interest expense on guaranteed debt of approximately $1.3 million related to a less than 50%-owned entity.
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